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Exhibit 3.2

Certificate of Amendment
of
Certificate of Incorporation
of
Power Measurement Holdings, Inc.
a Delaware corporation

    Power Measurement Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.
That Article FIRST of the Certificate of Incorporation of this corporation is amended to read in full as follows:

    "FIRST: The name of the corporation is Power Measurement, Inc."

2.
Said Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the Board of Directors of the corporation and by the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote.

    IN WITNESS WHEREOF, Power Measurement Holdings, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President this 23rd day of July, 2001.

Power Measurement Holdings, Inc.
By:	/s/ BRADFORD FORTH Bradford Forth President

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  Exhibit 3.2
Certificate of Amendment of Certificate of Incorporation of Power Measurement Holdings, Inc. a Delaware corporation